SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Ethan Allen Interiors Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Castlerigg Equity Event and Arbitrage Fund

Thomas E. Sandell

Edward Glickman

Kathy Herbert

Richard Mansouri

Annelise Osborne

Ken Pilot

Alex Wolf

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 18, 2015

Dear Fellow Stockholder of Ethan Allen:

As you may be aware, our firm Sandell Asset Management Corp. (“Sandell”) is engaged in a proxy contest with Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”), where we are seeking to elect six new, highly-qualified nominees to the Board of Directors of Ethan Allen at the Company’s upcoming November 24 Annual Meeting.

Recently, Institutional Shareholder Services (“ISS”), the leading proxy advisory firm, recommended that shareholders vote on the GOLD proxy card to support three of Sandell’s candidates (Edward Glickman, Richard Mansouri, and Ken Pilot). In addition, ProxyMosaic, another proxy advisory firm, recommended that shareholders vote in favor of all Sandell nominees, citing the strength and complementary nature of our slate of nominees.

We are disappointed that Glass Lewis & Co. (“Glass Lewis”), a third proxy advisory firm, did not support our slate. We believe this recommendation was driven by a lack of understanding regarding our action plan to deliver much needed change and enhance shareholder value at Ethan Allen. While we sought on multiple occasions to engage in dialogue with Glass Lewis, our efforts were rebuffed. In contrast, ISS and ProxyMosaic took the time to speak with our firm. We believe it is no coincidence that given a dialogue and a clear understanding of our views, both ISS and ProxyMosaic subsequently recommended shareholders vote on the GOLD proxy card.

We believe that for the sake of all shareholders, it is important that we highlight some key areas in which we respectfully disagree with the Glass Lewis report and its interpretation of the facts. In this instance, the premise of the Glass Lewis process1 prejudges conclusions that do not comport with assertions made later in the report.

In their report, Glass Lewis states: “To its credit, during this extended period of transition, we note that the Company has generally met its quarterly revenue and earnings guidance (when it has offered guidance), particularly during the last three quarters.”

1 “In our evaluation of proxy contests, we begin with the premise that a well-functioning, informed and independent board of directors should receive reasonable deference from shareholders on strategic matters. Such a board is often in the best position -- with more information and experts at its disposal -- to assess a company's strategic and financial alternatives. Therefore, as a general rule, we are reticent to recommend the removal of incumbent directors, or the election of dissident nominees, unless certain issues are evident.” – Page 14 of Glass Lewis report.

While this may be arguably true regarding the Company’s own guidance, it is important for investors to note that Ethan Allen has for the last three quarters reported revenue below expectations. We refer to excerpts from a number of Bloomberg reports to illustrate this (emphasis added):

•         “Ethan Allen sees 3Q adj. EPS ~18c, est. 22c; sees 3Q written/delivered sales unchanged y/y, est. 4%.” (Bloomberg article by Courtney Dentch, April 14, 2015)

•         “ETH prelim. 4Q net sales down 2.6%, analysts est. up 2.2%.” (Bloomberg article by Brad Skillman, July 13, 2015)

•         “Ethan Allen preliminary 1Q EPS 45c-46c, est. 45c; preliminary rev. flat y/y with 1Q FY2015’s $190.7m, est. $203.7m.” (Bloomberg article by Patrick McHale, October 19, 2015)

Glass Lewis adds further confusion to this issue when they subsequently note that Ethan Allen “hasn’t had a noteworthy revenue miss for three consecutive quarters.” When we brought this to the attention of Glass Lewis, their comment was: “An initial review suggests certain of the estimates noted in the Bloomberg articles do not match up with data provided by S&P CapitalIQ. At this point we will continue to rely on the CapIQ data. Having said that, we don't believe that analysis is the crux of our recommendation and think the report broadly outlines our rationale for support of management's slate.”

We find this reference to “the crux of our recommendation” even more troubling. The “crux” of the Glass Lewis voting recommendation was based on “our [Glass Lewis] views with respect to the best strategic and financial direction” for the Company, which in their minds contrasted with their view of “Sandell’s apparent strategic vision to transform Ethan Allen from a manufacturer toward the importer and commodity-based model of peers.”

We question how Glass Lewis could claim to be able to understand Sandell’s strategic vision without taking the time to even speak with our nominees or us. Their use of the word “apparent” should be cause for caution, as it serves to highlight a lack of clarity regarding our ideas that could have easily been avoided through a discussion with us. In no way is our strategic vision predicated on transforming Ethan Allen “from a manufacturer towards the importer and commodity-based model of peers” and a careful reading of our material would have shown that. To wit, note on page 54 of our presentation entitled: “Re-Design Ethan Allen: The Case, Candidates and Plan for Change” our specific suggestions for the continued operation of the Company’s industrial (read: manufacturing) assets (emphasis added):

  “We would recommend working in concert with the entire Board of Directors to perform an assessment of capacity utilization on a plant-by-plant basis”

  “Ethan Allen should divide industrial facilities into those best-suited for continued operation and those targeted for closing”

  “We believe Ethan Allen should seek sale-leaseback options for those industrial assets best suited for continued operation”

Again, please compare these views with the foregone conclusion that Glass Lewis set up on page 14 of its report and we urge you to make your own informed decision.

What is also noteworthy is that it would appear that Glass Lewis, as a firm well-versed in governance matters, agrees with us on a number of governance-oriented points, as is evidenced by their following comments:

“Sandell highlights what was a stale board with a lengthy average director tenure prior to its active engagement, along with the Company’s “dead-hand” provision and lack of succession plan for its aging chairman and CEO who has run the Company for the past 27 years. Indeed, these are serious concerns for shareholders and we question whether the board would have taken steps to address any of these issues were it not for Sandell’s prodding.”

“Sandell has raised valid concerns with respect to board independence and the ability or willingness of certain current directors to hold Mr. Kathwari accountable if management’s strategies ultimately prove unsuccessful. Specifically, we believe Sandell makes a compelling argument with respect to Messrs, Carlson, Schmotter and Clark.”

“Ethan Allen’s performance appears respectable over the last five years but its total returns remain well below peer medians and the returns of the broader index over most periods shown…[O]ur analysis is largely consistent with Sandell’s presentation of the Company’s TSR, showing material underperformance across most periods analyzed.”

We also question whether Glass Lewis and the other proxy advisory firms would raise even more concerns about the corporate governance at Ethan Allen following an article posted by the Wall Street Journal on November 17, 20152. As noted in the story, one of Sandell’s nominees, Annelise Osborne, had her employment at Moody’s Investors Services, where she has worked since 2003, terminated following pressure exerted by Ethan Allen, a client of Moody’s. In the article Ms. Osborne’s legal representative stated that the dismissal “was unlawful and (we) will use all of our resources to hold Moody’s accountable.”

2 http://www.wsj.com/articles/ethan-allen-takes-aim-at-activists-nominees-for-its-board-1447784503

In Sandell’s view, this behavior by Ethan Allen represents an underhanded attempt to distract from the real issues at hand: the need for change at Ethan Allen in order to deliver value to shareholders. It is also suspect that this event would occur at this stage in the campaign so close to the Annual Meeting, given that Ms. Osborne’s nomination has been public since September 15, 2015. Ms. Osborne is an excellent director nominee who will remain on our slate, and we continue to believe her background and qualifications would make her a valuable addition to the Ethan Allen Board.

In closing, while we understand that Glass Lewis generally cites its “Best Practice Principles” in the case of a contested election, where Glass Lewis claims that it “does not typically engage with issuers or shareholder proponents regarding issues up for vote during the solicitation period,” this to our mind is an unfortunate approach that potentially hinders the development of a truly informed opinion.

Our firm has championed the rights of shareholders for years, as we are staunch believers in the notion that shareholders are the true owners of a company. We are strongly encouraging shareholders of Ethan Allen to focus on the recommendations from proxy advisory firms that took the time to fully understand our case for change at Ethan Allen and the value our Director nominees can bring, and vote on the GOLD card to elect a slate of six new, outstanding candidates: Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot, and Alex Wolf.

Sincerely,

Sandell Asset Management Corp.

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Chuck Garske, 212-297-0724

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Event Driven and Arbitrage Fund, Thomas E. Sandell (collectively, “Sandell”), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the “Participants”), have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the “Company”) in connection with the Company’s 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card are being furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at our website at http://www.RedesignEthanAllen.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Sandell Asset Management Corp. with the SEC on November 3, 2015. This document can be obtained free of charge from the sources indicated above.